Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 27, 2014, (except for Note 19 and Note 20 as to which the date is August 5, 2014) in Amendment No. 23 to the Registration Statement (Form S-1 No. 333-164484) and related Prospectus of Ryerson Holding Corporation dated August 7, 2014.

/s/ Ernst & Young LLP

Chicago, Illinois

August 5, 2014